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                      April 15, 2024

       Mike Ballardie
       Chief Executive Officer
       Connexa Sports Technologies Inc.
       2709 North Rolling Road, Suite 138
       Windsor Mill, MD 21244

                                                        Re: Connexa Sports
Technologies Inc.
                                                            Form 10-K for
Fiscal Year Ended April 30, 2023
                                                            Filed March 25,
2024
                                                            File No. 001-41423

       Dear Mike Ballardie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing